                                                            EXHIBIT 11


                              PART II - EXHIBIT 11
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
              ---------------------------------------------------

                                                            Three Months Ended
                                                                September 30,
                                                           ---------------------
                                                           1996         1995
                                                           ----         ----
PRIMARY:

Net Income                                              $ 393,000   $ 254,000
                                                        =========   =========

Average common shares outstanding                       4,971,431   4,971,431

Shares which assume exercise of stock options
  reduced by the number of shares which could be
  purchased with proceeds from exercise of stock
  options at the average market price per share of
  common stock                                            178,675     108,930
                                                        ---------   ---------
Average common and common equivalent shares outstanding 5,150,106   5,080,361(1)
                                                        =========   =========

Primary earnings per share                              $    0.08   $    0.05
                                                        ==========  =========

FULLY DILUTED:

Net Income                                              $ 393,000   $ 254,000
                                                        ==========  =========

Average common shares outstanding                       4,971,431   4,971,431

Shares which assume exercise of stock options reduced
   by the number of shares which could be purchased
   with proceeds from exercise of stock options at the
   quarter ending market price per share of common stock  203,679     131,452
                                                        ---------   ---------
Average common and common equivalent shares
   outstanding                                          5,175,110(1)5,102,883(1)
                                                       ==========   =========

Fully diluted earnings per share                        $    0.08   $    0.05
                                                       ==========  ==========



 (1) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by APB Opinion No. 15 because the options result in dilution of less than 3%.


                                      (11)